Exhibit 5.1

Morse, Zelnick, Rose & Lander

A LIMITED LIABILITY PARTNERSHIP

405 PARK AVENUE

NEW YORK, NEW YORK 10022-4405

212-838-1177

FAX – 212-838-9190

January 31, 2011

Board of Directors

Rodman & Renshaw Capital Group, Inc.

1251 Avenue of the Americas

New York, NY 10022

Re: Registration Statement on Form S-4

Gentlemen:

We have acted as counsel to Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 2,602,230 shares (the “Shares”) of Company’s common stock, par value $0.001 per share (the “Common Stock”), which are proposed to be issued pursuant to the terms of that certain Amended and Restated Agreement and Plan of Merger, dated as of January 4, 2011, by and among the Company, HHC Acquisition, Inc., Delaware corporation and a wholly owned subsidiary of the Company, Hudson Holding Corporation, a Delaware corporation (the “Merger Agreement”).

In connection herewith, we have examined:

(1) the Restated Certificate of Incorporation of the Company, as amended;

(2) the Amended and Restated Bylaws of the Company;

(3) the Merger Agreement; and

(4) the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials, officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Board of Directors

January 31, 2011

Page | 2

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued and delivered by the Company and paid for pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Morse, Zelnick, Rose & Lander, LLP